                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*





                              TB Wood's Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    872226105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



          Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

_______________
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.
        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                                Page 1 of 5 Pages

---------------------------                         ----------------------------
   CUSIP No. 872226105                 13G                   Page 2 of 5
---------------------------                         ----------------------------

--------- ----------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas C. Foley
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                        (b) [ ]

--------- ----------------------------------------------------------------------
3. SEC USE ONLY
--------- ----------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
------------------------ ----- -------------------------------------------------

  NUMBER OF              5.    SOLE VOTING POWER           1,834,981
   SHARES                ----- -------------------------------------------------
BENEFICIALLY
  OWNED BY               6.    SHARED VOTING POWER         0
    EACH                 ----- -------------------------------------------------
  REPORTING
 PERSON WITH             7.    SOLE DISPOSITIVE POWER      1,834,981
                         ----- -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER    0
--------- ----------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,834,981
--------- ----------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                    [ ]
--------- ----------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          49.585%
--------- ----------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

---------------------------                         ----------------------------
   CUSIP No. 872226105                 13G                   Page 3 of 5
---------------------------                         ----------------------------

ITEM 1(A). NAME OF ISSUER:

           TB Wood's Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           440 North Fifth Street
           Chambersburg, Pennsylvania 17201

ITEM 2(A). NAME OF PERSON FILING:

           Thomas C. Foley


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           NTC Group, Inc.
           Three Pickwick Plaza, Suite 200
           Greenwich, Connecticut 06830

ITEM 2(C). CITIZENSHIP:

           United States


ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share

ITEM 2(E)  CUSIP NUMBER:

           872226105

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d 1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

---------------------------                         ----------------------------
   CUSIP No. 872226105                 13G                   Page 4 of 5
---------------------------                         ----------------------------

ITEM 4.    OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)     Amount beneficially owned:
                   1,834,981

           (b)     Percent of class:
                   49.585%

           (c)     Number of shares as to which such person has:

           (i)     Sole power to vote or to direct the vote:
                   1,834,981

           (ii)    Shared power to vote or to direct the vote:
                   0

           (iii)   Sole power to dispose or to direct the disposition of:
                   1,834,981

           (iv)    Shared power to dispose or to direct the disposition of:
                   0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.   CERTIFICATIONS.

           N/A

---------------------------                         ----------------------------
   CUSIP No. 872226105                 13G                   Page 5 of 5
---------------------------                         ----------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                                     /s/ Thomas C. Foley
                                                     -------------------
                                                     Thomas C. Foley
Dated: February 14, 2006